Exhibit 26(k)

Fidelity (logo) Investments®	\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\\	FMR LLC 82 Devonshire Street Boston MA 02109-3614 617 563 7000

April 28, 2008

Board of Directors

Empire Fidelity Investments Life Insurance Company

82 Devonshire Street

Boston, Massachusetts 02109

Ladies and Gentlemen:

In my capacity as Deputy General Counsel of FMR LLC, I have provided legal advice to Empire Fidelity Investments Life Insurance Company ("Empire Fidelity Life") with respect to the establishment of Empire Fidelity Investments Variable Life Account A (the "Account") pursuant to section 4240 of the New York Insurance Law. The Account was established by Empire Fidelity Life on July 25, 2002 for the investment of assets held under certain variable life contracts (the "Contracts"). I have participated in the preparation and review of Post-Effective Amendment No. 4 to the Registration Statement on Form N-6 for the registration of the Contracts with the Securities and Exchange Commission under the Securities Act of 1933, as amended, Reg. No. 333-117572 and the registration of the Account under the Investment Company Act of 1940, as amended.

I am of the following opinion:

(1) Empire Fidelity Life is duly organized and validly existing under the laws of the State of New York.

(2) The Account is duly created and validly existing as a separate account of Empire Fidelity Life under the laws of New York.

(3) The portion of the assets to be held in the Account equal to the reserve and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business Empire Fidelity Life may conduct.

(4) The Contracts, when issued as set forth in the Registration Statement, will be legal and binding obligations of Empire Fidelity Life in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement, and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

Very truly yours,

/s/David J. Pearlman
David J. Pearlman